                                  Exhibit 99


                             NEWNAN HOLDINGS, INC.
                                 P.O. BOX 400
                             NEWNAN, GEORGIA 30264

                                 770-304-7717

Contacts:  Tom Moat
           Newnan Holdings, Inc.
           770-304-7717
           Charles Barnes
           Tara Bankshares Corporation
           770-996-8272

          NEWNAN HOLDINGS, INC., TARA BANKSHARES CORPORATION TO MERGE
           Will Create $320 million-asset South Metro Community Bank

NEWNAN, October 21, 1996 - Tom Moat, President and Chief Executive Officer of Newnan Holdings, Inc., and Charles M. Barnes, President and Chief Executive Officer of Tara Bankshares Corporation, announced today that a Letter of Intent has been signed for the two companies to merge.

The combination, which is contingent on both companies completing due diligence and regulatory and shareholder approvals, would create a $320 million-asset financial institution with offices in five south metropolitan Atlanta counties.

The transaction, terms of which were not disclosed, is expected to be finalized by the end of January 1997.

Newnan Holdings, Inc. was formed in August 1996 and is the parent company for Newnan Savings Bank and Citizens Bank & Trust of Fayette County. The two banks have $260 million is assets and nine offices in Coweta, Fayette, Henry and Troup counties. Newnan Savings Bank was founded in 1927, and Citizens Bank & Trust was founded in 1990.

Riverdale-based Tara Bankshares Corporation, the holding company for Tara State Bank, has $60 million in assets and two offices in Clayton County. The holding company was founded in 1987, and the bank was founded in 1983.

"We like Tara'a market presence, its reputation for outstanding service, and its close community ties and leadership", said Tom Moat. "Together we will be a stronger and better financial institution than we can be separately. Even as we grow larger," Mr. Moat added, "we will provide home-grown, close-to-the-customer service. We are right here, living and working in the community. You won't need a 1-800 number to reach your banker."

Said Charles Barnes of Tara, "Newnan Holdings is one the premier Georgia-based financial institutions. This is a great opportunity to increase our resources and improve service while still making every decision locally, not in some other state."

Mr. Moat and Mr. Barnes emphasized that Newnan Savings Bank, Citizens Bank & Trust, and Tara State Bank will each have their own boards of directors with full decision-making authority.

"Unlike too many of our competitors, we are keeping close, grassroots ties," Mr. Moat said. "Our directors will help keep us keenly aware of the issues and needs in our communities so we can help them grow, and grow with them."

Communities that the combined banks will serve include Fayetteville, Peachtree City, LaGrange, Newnan, Jonesboro, Riverdale, Hogansville and Stockbridge.


                                   ********